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                BlackRock MuniYield Michigan Quality Fund, Inc.
                              File No. 811-07080
  Item No. 77Q1(a) (Copies of Material Amendments to Registrant's Charter or
                            By-laws) -- Attachment

Attached please find as an exhibit under Sub-Item 77Q1(a) of Form N-SAR, a copy of BlackRock MuniYield Michigan Quality Fund, Inc.'s (the "Fund") Articles of
                                                           ----
Amendment Amending the Articles Supplementary Establishing and Fixing the Rights and Preferences of the Fund's Series W-7 Variable Rate Demand Preferred Shares filed with the State Department of Assessments and Taxation of Maryland on September 11, 2015.

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                                                                Exhibit 77Q1(a)

                BLACKROCK MUNIYIELD MICHIGAN QUALITY FUND, INC.

                             ARTICLES OF AMENDMENT

               AMENDING THE ARTICLES SUPPLEMENTARY ESTABLISHING
                   AND FIXING THE RIGHTS AND PREFERENCES OF
                     VARIABLE RATE DEMAND PREFERRED SHARES

This is to certify that

First: The charter of BlackRock MuniYield Michigan Quality Fund, Inc., a
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Maryland corporation (the "Corporation"), is amended by these Articles of
Amendment, which amend the Articles Supplementary Establishing and Fixing the Rights and Preferences of Variable Rate Demand Preferred Shares, dated as of April 20, 2011, as amended (the "Articles Supplementary").

Second: The charter of the Corporation is hereby amended by deleting the first
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recital of the Articles Supplementary and inserting the following:

   FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Article IV of the Corporation's Charter, the Board of Directors has, by resolution duly adopted on April 30, 2015, reclassified 2,319 authorized and unissued shares of common stock of the Corporation as shares of preferred stock of the Corporation, par value $0.10 per share, as Variable Rate Demand Preferred Shares ("VRDP Shares"). The Variable Rate Demand Preferred Shares may be issued in one or more series, as designated and authorized by the Board of Directors or a duly authorized committee thereof from time to time (each series of VRDP Shares that may be authorized and issued, a "Series").

Third: The charter of the Corporation is hereby amended by deleting
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"Designation" in the Articles Supplementary and inserting the following:

                                  DESIGNATION

   Series W-7: A series of 2,319 shares of preferred stock, par value $0.10 per share, liquidation preference $100,000 per share, is hereby authorized and designated "Series W-7 Variable Rate Demand Preferred Shares," also referred to herein as "Series W-7 VRDP Shares." Each Series W-7 VRDP Share shall be issued on a date determined by the Board of Directors of the Corporation or pursuant to their delegated authority; have an Applicable Rate equal to the sum of the Ratings Spread (as defined in the Notice of Special Rate Period, dated June 20, 2012, as amended as of June 16, 2015) PLUS the Securities Industry and Financial Markets Association ("SIFMA") Municipal

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   Swap Index, published at 3:00 p.m., New York City time, on
   Wednesday, September 9, 2015 for the Rate Period from, and including, September 14, 2015 to, and including, September 16, 2015 and an initial Dividend Payment Date of October 1, 2015; and have such other preferences, voting powers, limitations as to dividends, qualifications and terms and conditions of redemption, in addition to those required by applicable law or as set forth in the Charter, as set forth in Part I and II of these Articles Supplementary, or as set forth in any Notice of Special Rate Period applicable to the Series W-7 VRDP Shares. The Series W-7 VRDP Shares shall constitute a separate series of preferred stock of the Corporation and each Series W-7 VRDP Share shall be identical. Except as otherwise provided with respect to any additional Series of VRDP Shares, the terms and conditions of these Articles Supplementary apply to each Series of VRDP Shares.

Fourth: These Articles of Amendment shall be effective as of September 14, 2015.
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Fifth: The amendment to the charter of the Corporation as set forth above in
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these Articles of Amendment has been duly advised by the board of directors of the Corporation and approved by the stockholders of the Corporation as and to the extent required by law and in accordance with the charter of the Corporation.

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IN WITNESS WHEREOF, BlackRock MuniYield Michigan Quality Fund, Inc. has caused these Articles of Amendment to be signed as of September 11, 2015 in its name and on its behalf by the person named below who acknowledges that these Articles of Amendment are the act of the Corporation and, to the best of such person's knowledge, information and belief and under penalties for perjury, all matters and facts contained in these Articles of Amendment are true in all material respects.

                                     BLACKROCK MUNIYIELD MICHIGAN
                                     QUALITY FUND, INC.

                                       By:     /s/ John M. Perlowski
                                               ---------------------------------
                                       Name:   John M. Perlowski
                                       Title:  President and Chief Executive
                                               Officer

ATTEST:

/s/ Janey Ahn
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  Name: Janey Ahn
  Title: Secretary

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                          [MUJ ARTICLES OF AMENDMENT]